Orbitz Worldwide, Inc. Reports Third Quarter 2011 Results

Chicago, November 3, 2011 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the third quarter and nine months ended September 30, 2011.

"We had a solid quarter and the company performed well on a number of fronts," said Barney Harford, CEO of Orbitz Worldwide. "ebookers in Europe continued to generate strong results with 39 percent net revenue growth. We were encouraged by improving Orbitz and CheapTickets room night performance during the quarter and into October as compared with the year over year performance in the first half. While the private label channel lapped the launch of some new partners and partner site enhancements during the quarter, we are excited to have entered into a number of new partnerships, including one with the American Express Consumer Travel Network which will launch in the second half of 2012."

	Three Months Ended			Nine Months Ended
(in thousands, except	September 30,			September 30,
per share data)	2011	2010	Change(a)	2011	2010	Change(a)

Gross bookings	$2,850,150	$2,811,546	1%	$8,822,507	$8,819,428	—%
Net revenue	$202,924	$194,479	4%	$589,673	$575,123	3%
Net revenue margin(b)	7.1%	6.9%	0.2 ppt	6.7%	6.5%	0.2 ppt
Net income	$11,233	$15,332	(27)%	$9,228	$19,804	(53)%
Basic EPS	$0.11	$0.15	(28)%	$0.09	$0.20	(55)%
Diluted EPS	$0.11	$0.15	(27)%	$0.09	$0.19	(54)%
Operating cash flow	$11,344	$8,989	26%	$113,873	$123,649	(8)%
Capital spending	$12,276	$10,747	14%	$35,740	$27,846	28%

EBITDA(c)	$37,808	$45,341	(17)%	$88,097	$112,336	(22)%
Impairments	$0	$0	**	$0	$1,704	(100)%
Other adjustments	$2,920	$2,038	43%	$8,647	$12,066	(28)%
Adjusted EBITDA(c)	$40,728	$47,379	(14)%	$96,744	$126,106	(23)%

** Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	Represents net revenue as a percentage of gross bookings.

(c)
Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

Third Quarter 2011 Financial Highlights

The company reported net income of $11.2 million or $0.11 per diluted share for the third quarter 2011 compared with net income of $15.3 million or $0.15 per diluted share for the third quarter 2010. Adjusted EBITDA was $40.7 million for the third quarter 2011, a decrease of 14 percent year over year.

Gross Bookings and Net Revenue
Gross bookings increased one percent year over year. The increase in gross bookings was driven by higher volume for ebookers, higher air fares, higher average daily rates ("ADRs") for hotel rooms and foreign currency impacts, partially offset by lower volume for the company's domestic leisure brands. Total hotel gross bookings, comprised of hotels booked on a standalone basis and as part of a vacation package, increased eight percent year over year due primarily to ADR expansion.

Net revenue was $202.9 million for the third quarter 2011, up four percent year over year. Net revenue increased due primarily to higher hotel, vacation package, car and advertising and media revenue,

partially offset by lower air net revenue. Total hotel net revenue, comprised of hotels booked on a standalone basis and as part of a vacation package, represented 36 percent of the company's total net revenue for the trailing twelve months ended September 30, 2011, up from 35 percent for the trailing twelve months ended September 30, 2010. Net revenue from ebookers represented 22 percent of the company's total net revenue on a trailing twelve month basis ended September 30, 2011.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands)	2011	2010	Change	2011	2010	Change

Gross Bookings
Standalone Air	$2,026,135	$2,049,480	(1)%	$6,347,929	$6,530,241	(3)%
Non-air	824,015	762,066	8%	2,474,578	2,289,187	8%
Total Gross Bookings	$2,850,150	$2,811,546	1%	$8,822,507	$8,819,428	—%

Domestic	$2,250,943	$2,353,323	(4)%	$7,041,608	$7,448,838	(5)%
International	599,207	458,223	31%	1,780,899	1,370,590	30%
Total Gross Bookings	$2,850,150	$2,811,546	1%	$8,822,507	$8,819,428	—%

Net Revenue
Standalone Air	$63,850	$65,200	(2)%	$205,872	$207,688	(1)%
Standalone Hotel	59,094	56,537	5%	159,479	152,110	5%
Vacation Package	32,393	30,175	7%	91,730	89,189	3%
Advertising and Media	14,310	12,189	17%	40,624	36,827	10%
Other	33,277	30,378	10%	91,968	89,309	3%
Total Net Revenue	$202,924	$194,479	4%	$589,673	$575,123	3%

Domestic	$142,214	$148,573	(4)%	$418,573	$443,878	(6)%
International	60,710	45,906	32%	171,100	131,245	30%
Total Net Revenue	$202,924	$194,479	4%	$589,673	$575,123	3%

▪
Standalone air net revenue was $63.9 million in the third quarter 2011, down two percent year over year. Air net revenue for the company's domestic leisure brands declined due to lower air volume, partially offset by higher net revenue per airline ticket. The lower air volume was due primarily to actions taken by certain airlines to limit the forward distribution of their fares on meta-search sites, such as Kayak, higher air fares and a fare structure change implemented by a major airline. The higher net revenue per airline ticket was due primarily to a shift in supplier mix towards airlines from which the company earns higher commissions. ebookers air net revenue increased due primarily to higher air volume.

▪
Standalone hotel net revenue was $59.1 million in the third quarter 2011, up five percent year over year. ebookers hotel net revenue increased due to another strong quarter of standalone hotel room night growth. Hotel net revenue for the company's domestic leisure business was relatively flat. HotelClub hotel net revenue increased due to foreign currency impacts, partially offset by lower hotel volume.

•
Vacation package net revenue increased seven percent in the quarter to $32.4 million. ebookers vacation package net revenue increased due primarily to higher volume as a result of new product offerings and the company's marketing efforts. Vacation package net revenue for the company's domestic leisure brands decreased in the quarter due to lower vacation package volume driven largely by higher air fares and higher ADRs.

▪	Advertising and media revenue increased 17 percent year over year to $14.3 million due primarily to strength in display revenue.

▪	Other net revenue, which is primarily comprised of car rental, cruise, destination services, travel insurance and airline hosting revenue, increased ten percent year over year. This increase was due primarily to higher car revenue.

In order to provide a more comparable view of the company's operating performance across periods, Appendix A to this press release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this press release.

Operating Expenses

Cost of revenue

Cost of revenue is primarily comprised of costs to operate customer service call centers, credit card processing fees and other costs, which include customer refunds and charge-backs, hosting costs and connectivity and other processing costs.

	Three Months Ended September 30,		$	%
	2011	2010	Change	Change
	(in thousands)

Customer service costs	$13,766	$13,593	$173	1%
Credit card processing fees	12,389	11,594	795	7%
Other (a)	9,940	9,302	638	7%
Total cost of revenue (a)	$36,095	$34,489	$1,606	5%
% of net revenue	17.8%	17.7%

(a) During the first quarter 2011, the company changed its classification of expenses for commissions to private label partners ("affiliate commissions") from cost of revenue to marketing expense to better reflect the nature of these costs and more closely align with general industry practice. The company has reclassified affiliate commissions of $4.2 million from cost of revenue to marketing expense for the three months ended September 30, 2010 to conform to the current year presentation.

Cost of revenue for the third quarter 2011 increased 5 percent year over year due primarily to an increase in credit card processing fees driven by higher volume at ebookers and higher customer refunds and charge-backs. Cost of revenue as a percentage of net revenue for the third quarter 2011 was relatively flat year over year.

Selling, general and administrative (SG&A) expense

SG&A expense is primarily comprised of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs, which include legal, foreign currency transaction and hedging costs and other administrative costs.

	Three Months Ended September 30,		$	%
	2011	2010	Change	Change
	(in thousands)
Wages and benefits	$36,291	$33,725	$2,566	8%
Contract labor	7,311	4,968	2,343	47%
Network communications, systems maintenance and equipment	6,765	6,083	682	11%
Other	17,312	13,064	4,248	33%
Total SG&A	$67,679	$57,840	$9,839	17%
% of net revenue	33.4%	29.7%

SG&A expense for the third quarter 2011 increased 17 percent year over year due primarily to higher staffing levels and use of contract labor required to support the company's strategic initiatives, such as the remaining platform migrations. In addition, the company incurred higher legal costs, due to ongoing litigation and the absence of insurance reimbursements, and higher foreign currency losses.

Marketing expense

Marketing expense is primarily comprised of online marketing costs, such as search and banner advertising and affiliate commissions, and offline marketing costs, such as television, radio and print advertising.

	Three Months Ended September 30,		$	%
	2011	2010	Change	Change
	(in thousands)
Marketing expense	$61,351	$56,809	$4,542	8%
% of net revenue	30.2%	29.2%

Marketing expense increased eight percent year over year in the third quarter 2011. Marketing expense as a percentage of net revenue increased 100 basis points to 30.2 percent for the third quarter 2011, up from 29.2 percent in the third quarter 2010. This increase was driven primarily by a mix shift towards the Company's private label distribution channel and ebookers.

Interest Expense
Orbitz Worldwide incurred net interest expense of $9.7 million in the third quarter 2011, a decline of 13 percent year over year. This decline was due primarily to a lower effective interest rate on the company's term loan and lower outstanding borrowings. In July 2011, the company entered into a floating-to-fixed interest rate swap that fixes the interest rate on $100 million of the company's term loan at an effective rate of 3.68 percent through July 2013.

At September 30, 2011, $300.0 million of the $472.2 million outstanding on the term loan had fixed interest rates through interest rate swaps. The weighted-average effective interest rate on the term loan was 3.75 percent at September 30, 2011, down from 4.28 percent at September 30, 2010. At September 30, 2011, Orbitz Worldwide was in compliance with all financial covenants and conditions of its Credit Agreement.

Cash Flow
Orbitz Worldwide reported operating cash flow of $113.9 million for the nine months ended September 30, 2011, a decline of eight percent year over year. The decline in operating cash flow was primarily driven by higher spending to support the company's strategic initiatives and higher legal costs, partially offset by changes in the company's working capital. The net working capital changes were primarily driven by the timing of payments received from Travelport, partially offset by changes in merchant payable balances due to lower transaction volume.

At September 30, 2011, cash and cash equivalents were $140.8 million compared with cash and cash equivalents of $139.1 million at September 30, 2010.

Operational Highlights

Consumer Brands

•
In August 2011, CheapTickets became the first major U.S. online travel brand to offer vacation package booking functionality via mobile, adding the capability to shop for and book a vacation package on the mobile-web version of the site, m.cheaptickets.com.

•	In August 2011, Orbitz launched a highly successful Facebook promotion which doubled the Orbitz fan base to over 280,000, and generated over 3.5 million bids and 130,000 wall posts.

•	In September 2011, ebookers launched the ebookers Hotels App for iPad, a native application that gives customers an intuitive search-and-book experience designed specifically for iPad.

•
In September 2011, Orbitz launched the Recommended Hotels module that displays alternate hotel recommendations to visitors on certain hotel landing pages. These recommendations are based on bookings by other consumers who viewed the same hotel.

•	In October 2011, Orbitz Worldwide reached another milestone in its Global Platform migration efforts, migrating HotelClub.com to the Global Platform.

•
In October 2011, ebookers launched "Insider Deals," a weekly members-only flash sale that offers 50 percent or more off handpicked hotels in top destinations around the world and reaches over 2 million ebookers members by email each week.

•	Orbitz Worldwide was ranked #12 on the Internet Retailer's list of Top 300 mobile commerce companies for 2011 based on proprietary estimations and forecasts of total mobile sales for the full year.

•	Orbitz, ebookers and HotelClub either launched or expanded flash sale products reaching millions of customers in an efficient, low-cost and effective engagement of known travelers.

Private Label Distribution

•
In September 2011, Orbitz Worldwide announced a new partnership with American Express under which Orbitz Worldwide will provide private label services to power air, car, hotel, vacation package and activities & services bookings for the American Express Consumer Travel Network beginning in the second half of 2012.

•	In October 2011, Orbitz Worldwide signed a private label distribution agreement with Hawaiian Airlines to power functionality on Hawaiian Airlines' website launching later in 2011.

•
Orbitz Worldwide signed an agreement with, and in December 2011 will begin providing private label services to, the Chicago Convention and Tourism Bureau, which each year welcomes to Chicago nearly 40 million visitors who spend nearly $11 billion annually.

•	Orbitz Worldwide recently entered into a private label partnership with Rearden Commerce to provide hotel booking services to the Rearden Commerce network of B2B and B2C partner websites.

•
Orbitz Worldwide expects the business relating to its signed, but not yet launched, partnerships will generate more than 10 percent of total Orbitz Worldwide net revenue and Adjusted EBITDA on an annualized basis, although only part of this will benefit 2012 given launch timing.

Corporate Travel

•
Orbitz for Business launched Orbitz for Business Meetings, a new meetings booking channel that allows customers to quickly and easily source meeting venues from and send e-RFPs to hotels and other suppliers.  Orbitz for Business Meetings allows customers and meeting planners to access thousands of potential venues, compare highly competitive supplier rates and review project status using an integrated online booking process.

Partner Services

•
During the third quarter, Orbitz Worldwide reached partnership agreements with a number of regional hotels and hotel groups including Orient Express Hotels in South America, the Rosewood MayaKoba Hotel in Mexico, Diamond Resorts in the United Kingdom, Hotels Charm in Paris, Mardi Gras in Italy, CFP in Switzerland, Welcome Group in Germany, and Beatriz, Bensaude Turismo Hotels, Bellver, JS Hotels and Garden Hotels in Spain.

•
In October 2011, Orbitz Worldwide and Dollar Thrifty Automotive Group announced an extension to the agreement under which the Dollar Rent A Car and Thrifty Car Rental brands are marketed through the Orbitz Worldwide family of sites until the end of 2014.

•
During the third quarter, Orbitz Worldwide signed partner marketing contracts with a number of destination marketing organizations including Missouri Division of Tourism, Tourism Fiji, Maine Office of Tourism, Tourism Ireland, Tahiti Tourisme, Beverly Hills Tourism, Proexport Colombia, PromPeru, Miami Convention and Visitors Bureau, West Virginia Division of Tourism, Embratur Brazilian Tourist Board and Spain Tourism. Orbitz Worldwide now has partner marketing agreements with over 200 destination marketing organizations.

Outlook

For the fourth quarter 2011, the company expects:

•	Net revenue in the range of $170 million to $174 million; and

•	Adjusted EBITDA between $28 million and $32 million.

For the full year 2011, the company expects:

•	Net revenue in the range of $760 million to $764 million; and

•	Adjusted EBITDA between $125 million and $129 million.

This outlook assumes stable foreign exchange rates.

Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its third quarter 2011 results at 10:00 a.m. EDT (9:00 a.m. CDT) on Thursday, November 3, 2011. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at investors.orbitz.com. An archive of the webcast and a transcript will also be available on the website for a period of at least 30 days.

About Orbitz Worldwide

Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com) and the Away Network (www.away.com). Also within the Orbitz Worldwide family, Orbitz Worldwide Distribution (corp.orbitz.com/partnerships/distribution) delivers private label travel solutions to a broad range of partners including many of the world's largest airlines, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for corporations. For more information on partnership opportunities with Orbitz Worldwide, visit corp.orbitz.com.

Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at investors.orbitz.com. You can sign up to receive email alerts whenever the company posts new information to the website.

Forward-Looking Statements

This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company's expected financial performance and its strategic operational plans. The results presented are unaudited. The company's actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; the termination of any major supplier's participation on the company's websites; maintenance and protection of the company's information technology and intellectual property; the outcome of pending litigation; the company's level of indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the company's filings with the Securities and Exchange Commission ("SEC") which are available on the SEC's website at www.sec.gov or the company's Investor Relations website at investors.orbitz.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of November 3, 2011, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:            Investor Contact:
Chris Chiames        Melissa Hayes
+1 312 894 6890        +1 312 260 2428
chris.chiames@orbitz.com    melissa.hayes@orbitz.com

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net revenue	$202,924	$194,479	$589,673	$575,123
Cost and expenses
Cost of revenue	36,095	34,489	107,906	104,019
Selling, general and administrative	67,679	57,840	204,180	181,265
Marketing	61,351	56,809	189,867	175,817
Depreciation and amortization	14,939	17,780	45,655	56,449
Impairment of other assets	—	—	—	1,704
Total operating expenses	180,064	166,918	547,608	519,254
Operating income	22,860	27,561	42,065	55,869
Other income (expense)
Net interest expense	(9,746)	(11,180)	(30,052)	(33,434)
Other income	9	—	377	18
Total other expense	(9,737)	(11,180)	(29,675)	(33,416)
Income before income taxes	13,123	16,381	12,390	22,453
Provision for income taxes	1,890	1,049	3,162	2,649
Net income	$11,233	$15,332	$9,228	$19,804

Net income per share - basic
Net income per share	$0.11	$0.15	$0.09	$0.20
Weighted-average shares outstanding	104,652,402	103,066,070	103,906,153	100,600,016

Net income per share - diluted
Net income per share	$0.11	$0.15	$0.09	$0.19
Weighted-average shares outstanding	105,509,043	105,339,916	105,492,208	104,023,529

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$140,795	$97,222
Accounts receivable (net of allowance for doubtful accounts of $1,162 and $956, respectively)	62,481	54,702
Prepaid expenses	15,718	17,425
Due from Travelport, net	15,415	15,449
Other current assets	9,932	3,627
Total current assets	244,341	188,425
Property and equipment, net	147,991	158,063
Goodwill	676,379	677,964
Trademarks and trade names	128,154	128,431
Other intangible assets, net	4,501	7,649
Deferred income taxes, non-current	5,649	8,147
Other non-current assets	15,819	48,024
Total Assets	$1,222,834	$1,216,703

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$24,898	$26,491
Accrued merchant payable	268,845	233,850
Accrued expenses	121,001	105,798
Deferred income	37,485	30,850
Term loan, current	21,200	19,808
Other current liabilities	1,639	5,994
Total current liabilities	475,068	422,791
Term loan, non-current	451,013	472,213
Tax sharing liability	63,091	101,545
Unfavorable contracts	5,550	8,068
Other non-current liabilities	19,028	22,233
Total Liabilities	1,013,750	1,026,850
Commitments and contingencies
Shareholders' Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 103,364,150 and 102,342,860 shares issued and outstanding, respectively	1,034	1,023
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid in capital	1,034,571	1,029,215
Accumulated deficit	(834,381)	(843,609)
Accumulated other comprehensive income (net of accumulated tax benefit of $2,558)	7,912	3,276
Total Shareholders' Equity	209,084	189,853
Total Liabilities and Shareholders' Equity	$1,222,834	$1,216,703

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2011	2010
Operating activities:
Net income	$9,228	$19,804
Adjustments to reconcile net income to net cash provided by operating activities:
Net gain on extinguishment of debt	—	(57)
Depreciation and amortization	45,655	56,449
Impairment of other assets	—	1,704
Amortization of unfavorable contract liability	(1,136)	(2,703)
Non-cash net interest expense	10,900	11,929
Deferred income taxes	2,444	2,719
Stock compensation	6,793	10,660
Changes in assets and liabilities:
Accounts receivable	(6,896)	(6,953)
Deferred income	6,395	6,186
Due from Travelport, net	1,458	(14,741)
Accrued merchant payable	31,012	56,405
Accounts payable, accrued expenses and other current liabilities	11,548	(8,277)
Other	(3,528)	(9,476)
Net cash provided by operating activities	113,873	123,649

Investing activities:
Property and equipment additions	(35,740)	(27,846)
Changes in restricted cash	(3,657)	(176)
Net cash used in investing activities	(39,397)	(28,022)

Financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	48,930
Payments of fees to repurchase a portion of the term loan	—	(248)
Payments on the term loan	(19,808)	(20,994)
Payments to extinguish debt	—	(13,488)
Employee tax withholdings related to net share settlements of equity-based awards	(1,426)	(2,884)
Proceeds from exercise of employee stock options	—	65
Payments on tax sharing liability	(8,847)	(14,058)
Payments on line of credit	—	(42,221)
Proceeds from note payable	—	800
Payments on note payable	(171)	—
Net cash used in financing activities	(30,252)	(44,098)

Effects of changes in exchange rates on cash and cash equivalents	(651)	(1,119)
Net increase in cash and cash equivalents	43,573	50,410
Cash and cash equivalents at beginning of period	97,222	88,656
Cash and cash equivalents at end of period	$140,795	$139,066

Supplemental disclosure of cash flow information:
Income tax payments, net	$1,352	$1,140
Cash interest payments, net of capitalized interest of $0 and $17, respectively	$20,039	$21,184
Non-cash investing activity:
Capital expenditures incurred not yet paid	$59	$47
Non-cash financing activity:
Repayment of term loan in connection with debt-equity exchange	$—	$49,564

Appendix A: Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company's financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:

•
These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company's business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company's business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company's actual results against management's expectations.

•
EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility), if at all, in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company's interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company's non-GAAP measures is consistent with the company's intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company's business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•
Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company's business, by excluding the items described above, as well as certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges and litigation settlements.

EBITDA and Adjusted EBITDA, as presented for the three and nine months ended September 30, 2011 and September 30, 2010, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company's income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net income to EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net income	$11,233	$15,332	$9,228	$19,804
Net interest expense	9,746	11,180	30,052	33,434
Provision for income taxes	1,890	1,049	3,162	2,649
Depreciation and amortization	14,939	17,780	45,655	56,449
EBITDA	$37,808	$45,341	$88,097	$112,336
EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
EBITDA	$37,808	$45,341	$88,097	$112,336
Impairment of other assets (a)	—	—	—	1,704
Stock-based compensation expense (b)	1,866	2,085	6,793	10,987
Acceleration of amortization of net unfavorable contract liability (c)	664	—	1,444	—
Litigation settlements (d)	390	—	410	1,288
Net gain on extinguishment of debt (e)	—	—	—	(57)
Restructuring (f)	—	(47)	—	(152)
Adjusted EBITDA	$40,728	$47,379	$96,744	$126,106

(a)	Represents a non-cash charge recorded to impair an asset related to in-kind marketing and promotional support from Northwest Airlines under its former Charter Associate Agreement with the company.
(b)
Primarily represents non-cash stock compensation expense; the nine months ended September 30, 2010 also includes expense related to restricted cash awards granted prior to the company's initial public offering in July 2007. These restricted cash awards became fully vested in May 2010.

(c)
Represents a non-cash charge recorded to accelerate the amortization of the in-kind marketing and promotional support asset from Continental Airlines under its Charter Associate Agreement with the company. The useful life of this asset was shortened in 2010 following the merger of Continental Airlines and United Airlines.

(d)	Represents charges related to accruals established for certain legal proceedings.
(e)	Represents the net gain recorded upon extinguishment of portions of the company's term loan.
(f)	Represents a change in estimate related to a restructuring charge recorded in the second half of 2009.

Gross Bookings and Net Revenue, at Constant Currency
The company's reporting currency is the U.S. Dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. Dollar relative to the currencies of the international markets in which the company operates, particularly the Pound sterling, Euro, Swiss franc and Australian dollar. Management evaluates the company's operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the company's operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q3, 2011 Reported Gross Bookings	$2,250,943	$599,207	$2,850,150

Q3, 2010 Reported Gross Bookings	$2,353,323	$458,223	$2,811,546
Impact of Foreign Exchange Rates	—	54,570	54,570
Q3, 2010 Gross Bookings at Constant Currency	$2,353,323	$512,793	$2,866,116

Reported Gross Bookings Growth	(4)%	31%	1%
Gross Bookings Growth at Constant Currency	(4)%	17%	(1)%

Net Revenue
Q3, 2011 Reported Net Revenue	$142,214	$60,710	$202,924

Q3, 2010 Reported Net Revenue	$148,573	$45,906	$194,479
Impact of Foreign Exchange Rates	—	6,015	6,015
Q3, 2010 Net Revenue at Constant Currency	$148,573	$51,921	$200,494

Reported Net Revenue Growth	(4)%	32%	4%
Net Revenue Growth at Constant Currency	(4)%	17%	1%

	Nine Months Ended
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q3, 2011 Reported Gross Bookings	$7,041,608	$1,780,899	$8,822,507

Q3, 2010 Reported Gross Bookings	$7,448,838	$1,370,590	$8,819,428
Impact of Foreign Exchange Rates	—	144,468	144,468
Q3, 2010 Gross Bookings at Constant Currency	$7,448,838	$1,515,058	$8,963,896

Reported Gross Bookings Growth	(5)%	30%	—%
Gross Bookings Growth at Constant Currency	(5)%	18%	(2)%

Net Revenue
Q3, 2011 Reported Net Revenue	$418,573	$171,100	$589,673

Q3, 2010 Reported Net Revenue	$443,878	$131,245	$575,123
Impact of Foreign Exchange Rates	—	16,177	16,177
Q3, 2010 Net Revenue at Constant Currency	$443,878	$147,422	$591,300

Reported Net Revenue Growth	(6)%	30%	3%
Net Revenue Growth at Constant Currency	(6)%	16%	—%

Appendix B: Trended Operating Metrics

	2009		2010				2011
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Gross Bookings (in thousands)
Domestic
Air	$1,595,580	$1,627,674	$1,816,137	$2,073,924	$1,768,632	$1,638,738	$1,744,530	$1,834,354	$1,671,058
Non-air	540,456	455,896	621,260	584,194	584,691	476,179	632,074	579,707	579,885
Total	2,136,036	2,083,570	2,437,397	2,658,118	2,353,323	2,114,917	2,376,604	2,414,061	2,250,943
International
Air	212,524	234,811	316,107	274,593	280,848	268,084	375,404	367,506	355,077
Non-air	151,793	138,374	176,739	144,928	177,375	167,748	223,142	215,640	244,130
Total	364,317	373,185	492,846	419,521	458,223	435,832	598,546	583,146	599,207
Orbitz Worldwide
Air	1,808,104	1,862,485	2,132,244	2,348,517	2,049,480	1,906,822	2,119,934	2,201,860	2,026,135
Non-air	692,249	594,270	797,999	729,122	762,066	643,927	855,216	795,347	824,015
Total	$2,500,353	$2,456,755	$2,930,243	$3,077,639	$2,811,546	$2,550,749	$2,975,150	$2,997,207	$2,850,150
Year over Year Gross Bookings Growth
Domestic	(5)%	15%	21%	17%	10%	2%	(2)%	(9)%	(4)%
International	(16)%	35%	41%	19%	26%	17%	21%	39%	31%
Orbitz Worldwide	(7)%	18%	24%	17%	12%	4%	2%	(3)%	1%
At Constant Currency
Domestic	(5)%	15%	21%	17%	10%	2%	(2)%	(9)%	(4)%
International	(9)%	16%	25%	20%	29%	18%	16%	20%	17%
Orbitz Worldwide	(5)%	15%	22%	18%	13%	4%	1%	(5)%	(1)%
Orbitz Worldwide Transaction Growth	7%	20%	20%	5%	5%	1%	(7)%	(9)%	(7)%
Orbitz Worldwide Hotel Room Night Growth	3%	13%	13%	9%	5%	4%	(2)%	(1)%	(1)%
Net Revenue (in thousands)
Domestic
Air Transactional	$47,945	$46,408	$52,846	$53,867	$48,280	$49,757	$50,095	$47,650	$43,977
Non-air Transactional	79,675	70,372	77,420	84,896	88,357	73,743	71,610	81,772	85,444
Non-transactional	16,393	18,095	13,729	12,547	11,936	12,207	12,628	12,604	12,793
Total	144,013	134,875	143,995	151,310	148,573	135,707	134,333	142,026	142,214
International
Air Transactional	11,930	13,066	18,779	16,996	16,920	17,123	22,405	21,872	19,873
Non-air Transactional	29,616	25,511	23,404	24,191	27,683	28,170	26,978	35,943	38,944
Non-transactional	1,044	1,241	975	994	1,303	1,364	1,207	1,985	1,893
Total	42,590	39,818	43,158	42,181	45,906	46,657	50,590	59,800	60,710
Orbitz Worldwide	$186,603	$174,693	$187,153	$193,491	$194,479	$182,364	$184,923	$201,826	$202,924
International as a % of Total Net Revenue	23%	23%	23%	22%	24%	26%	27%	30%	30%
Year over Year Net Revenue Growth
Transactional
Domestic	(24)%	(12)%	(7)%	5%	7%	6%	(7)%	(7)%	(5)%
International	(18)%	49%	37%	9%	7%	17%	17%	40%	32%
Orbitz Worldwide	(23)%	(2)%	1%	6%	7%	9%	(1)%	4%	4%
Transactional at Constant Currency
Domestic	(24)%	(12)%	(7)%	5%	7%	6%	(7)%	(7)%	(5)%
International	(12)%	25%	19%	6%	7%	16%	10%	19%	17%
Orbitz Worldwide	(22)%	(5)%	(2)%	5%	7%	8%	(2)%	—%	1%
Non-transactional	(12)%	(10)%	(16)%	(22)%	(24)%	(30)%	(6)%	8%	11%
Orbitz Worldwide	(22)%	(3)%	(1)%	3%	4%	4%	(1)%	4%	4%
Orbitz Worldwide at Constant Currency	(21)%	(6)%	(3)%	2%	4%	4%	(3)%	—%	1%